Item 77C - SCUDDER NEW ASIA FUND

Registrant incorporates by reference Scudder International Fund,
Inc.'s Proxy Statement, dated September 13, 2005, filed on
September 9, 2005 (Accession No. 0000950123-05-010969).

Shareholder Meeting Results:

A Special Meeting of Shareholders of Scudder New Asia Fund, Inc. was held on December 2, 2005. The following matters were voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To approve an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of Scudder New Asia Fund to Scudder Emerging Markets Fund, in exchange for shares of Scudder Emerging Markets Fund and the assumption by Scudder Emerging Markets Fund of all of the liabilities of Scudder New
Asia Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Scudder New Asia
Fund in complete liquidation of Scudder New Asia Fund.

Affirmative 	Against		Abstain
5,603,202	770,301		149,294

2. To approve the election of Ronaldo A. da Frota Noguiera and Kesop Yun to the Board of Directors of Scudder New Asia
Fund:

Number of Votes (Ronaldo A. da Frota Noguiera):

Affirmative 	Withheld
7,225,509	605,305

Number of Votes (Kesop Yun):

Affirmative 	Withheld
7,228,318	602,496